FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                ANNOUNCES RECORD
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                             EARNINGS AND INCREASED
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                              QUARTERLY DIVIDEND


July 22, 2005

Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Federal Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended June 30, 2005 of $165,000, which represents a $45,000, or 37.5% increase over the $120,000 earned in the same period of 2004. The annualized return on assets for the quarter was ..70%, with an annualized return on equity of 4.80%, compared to .55% and 3.52%, respectively, for the quarter ended June 30, 2004.

         Net interest income for the quarter ended June 30, 2005 was $727,000, a $78,000, or 12.0% increase from the same period in 2004. This increase was primarily due to higher loan volumes. Noninterest income for the quarter was $180,000, a $26,000 increase over noninterest income of $154,000 in the same quarter last year. Increased gains on sales of mortgage loans accounted for most of this increase. The Bank has been selling its longer-term mortgage loans in the secondary market this year, while loan sales in the prior period were negligible. Noninterest expense for the quarter ended June 30, 2005 was $654,000, a $30,000 or 4.8% increase over the same quarter last year.
Compensation expense increased $77,000, or 23.3%, primarily due to expenses associated with new

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employee stock benefit plans.  Directors fees decreased  $18,000 compared to the same quarter last year, due to a prior year one-time payment to a director.

         Net income for the year ended June 30, 2005 was $605,000, the highest in the Company's history. This represents a $236,000, or 64.0% increase over the $369,000 earned in the prior year. The return on assets for the 2005 fiscal year was .66%, with a return on equity of 4.36%, compared to .45% and 4.06%, respectively for the year ended June 30, 2004.

         Net interest income for the year ended June 30, 2005 was $2,788,000, increasing 25.0% from $2,230,000 for the prior year. The increase in net interest income was principally due to higher loan volumes and investment of proceeds from the stock issuance.

         Noninterest income for the year ended June 30, 2005 was $647,000, a decrease of $29,000 from $676,000 for the prior year. Gains on sales of mortgage loans, which were $67,000 during the just-completed fiscal year, were $145,000 in the year ended June 30, 2004. The Company has been retaining most of its residential mortgages, selling only longer-term mortgages in the secondary market.

         Noninterest expense increased $190,000 to $2,523,000 for the 2005 fiscal year, principally due to expenses associated with new employee stock benefit plans, as well as increased compensation and other employee benefit costs. Audit and filing fees increased $60,000, resulting from expenses incurred from becoming a public company.

         Total assets increased $9.8 million from June 30, 2004, and as of June 30, 2005 were $98.7 million, while stockholders' equity decreased $18 thousand to $13.6 million. During 2005, the Company repurchased 30,100 shares in the open market for employee stock benefit plans.

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         Loans receivable totaled $65.4 million as of June 30, 2005, an increase of $9.9 million from June 30, 2004. The increase was principally due to residential and commercial real estate loan growth. The Company's asset quality ratios remain strong. Nonperforming loans were up from the prior year and represented .13% of total loans at June 30, 2005, compared to .02% as of June 30, 2004. The allowance for loan losses at June 30, 2005 was $393,000, and represented .60% of total loans. Net loan charge-offs for the fiscal years 2005 and 2004 were $15,000 and less than $1,000, respectively. Deposits grew $417,000, or .7%, from June 30, 2004 to $62.1 million as of June 30, 2005.

         The Company also announced that its Board of Directors declared its fifth quarterly cash dividend of $.11 per share on July 22, 2005, payable August 17, 2005 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of August 3, 2005. This compares to $.09 paid for the quarter ended March 31, 2005, $.075 paid for the quarter ended December 31, 2004, $.06 paid for the quarter ended September 30, 2004, and $.05 paid for the quarter ended June 30, 2004. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

         Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

         Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to

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differ  materially from those currently  anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:  Sue A. Smith
          Vice  President and Chief Financial Officer
          OSAGE FEDERAL FINANCIAL, INC.
          918-287-2919